Exhibit 10.17

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is made effective as of Aug 23, 2004, by and between UNION TOWER, LLC, a Delaware limited liability company (“Landlord”) and HURON CONSULTING GROUP LLC, a Delaware limited liability company, (“Tenant”).

W I T N E S S E T H

A. Landlord and Tenant entered into a certain office Lease (the “Lease”) dated December     , 2003 whereby Landlord leased to Tenant certain premises (the “Premises”) said to consist of 82,668 rentable square feet of office space located on the 8th, 9th, 16th and 17th floors of that certain office building known as Union Tower located at 550 West Van Buren Street, Chicago, Illinois (the “Building”).

B. Pursuant to Article 41 of the Lease, Tenant had an option to terminate the lease with respect to certain space defined therein as the 16th Floor Premises.

C. Tenant has agreed to waive such termination option, subject to the Landlord’s agreement to the modifications contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into the Lease, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledge, it is hereby agreed as follows:

1. Defined Terms. All defined terms used herein shall have the same meanings as are ascribed to such defined terms in the Lease, except as otherwise specifically provided herein.

2. Commencement Date and Term. The third and fourth sentences in Article 1(C) of the Lease are hereby deleted and the following sentences are inserted in their place:

“The commencement date of this Lease with respect to the 16th Floor Premises shall be May 1, 2005 (the “16th Floor Commencement Date”). The expiration of the term of this Lease with respect to the entire Premises shall be September 30, 2014 (the “Expiration Date”), unless sooner terminated as provided herein.”

3. Base Rent. Exhibit B-1 attached to the Lease is hereby deleted, and Exhibit B-1 attached hereto is substituted therefor. Exhibit B-2 attached to the Lease is hereby deleted.

4. No Further Termination Option. Tenant hereby waives any option it had to terminate the 16th Floor Premises pursuant to Article 41 of the Lease. Article 41 is hereby deleted from the Lease and shall have no further force or effect. Upon execution of this First Amendment, Tenant shall have no right to terminate the Lease with respect to the 16th Floor Premises.

5. Landlord’s Contribution. The August 1, 2004 date set forth in the second sentence of Section 7(a) of the Tenant Improvement Workletter attached to the Lease as Exhibit E is hereby amended to be December 1, 2004. The December 31, 2005 date set forth in the second sentence of Section 7(d) of the Tenant Improvement Workletter attached to the Lease as Exhibit E is hereby amended to April 30, 2006.

6. Broker. Tenant represents to Landlord that except for U.S. Equities Asset Management and Jones Lang LaSalle (whose commissions, if any, shall be paid by Landlord pursuant to separate agreement) Tenant has not dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no other such person initiated or participated in the negotiation of this First Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this First Amendment, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Tenant.

7. Submission. Submission of this First Amendment by Landlord or Landlord’s agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this First Amendment unless and until this First Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this First Amendment to Landlord or Landlord’s agent, or their respective agents or representatives, shall constitute an irrevocable offer by Tenant to amend the Lease on the terms and conditions herein contained, which offer may not be revoked for five (5) business days after such delivery.

8. Binding Effect. The Lease, as hereby amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

9. Conflict. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.

IN WITNESS WHEREOF, this First Amendment is executed as of the day and year aforesaid.

LANDLORD:

UNION TOWER, LLC, a Delaware limited liability company

By:	Union Tower II, LLC, a Delaware limited liability company, its sole member

By:	Principal Life Insurance Company, an Iowa corporation, its member, solely for its Real Estate Separate Account

By:

		Name:	Darren J. Kleis
		Title:	Investment Director - Asset Management

By:

		Name:	Vance K. Voss
		Title:	Assistant Managing Director Asset Management
AUG 23 2004

TENANT:

HURON CONSULTING GROUP LLC, a Delaware limited liability company

By:

	Name:	Gary L. Burge
	Title:	CFO

EXHIBIT B-1

BASE RENT

Period	Annual Base Rent	Monthly Base Rent
05/20/04* - 07/31/04*	$785,411.70*	$65,450.98	*
08/01/04 - 04/30/05	$761,411.70* ($571,058.78 for nine months)	$63,450.98	*
05/01/05 - 05/31/05	$1,003,215.60 ($83,601.30 for one month)	$83,601.30
06/01/05 - 05/31/06	$1,044,549.60	$87,045.80
06/01/06 - 05/31/07	$1,085,883.60	$90,490.30
06/01/07 - 05/31/08	$1,457,889.60	$121,490.80
06/01/08 - 05/31/09	$1,499,223.60	$124,935.30
06/01/09 - 05/31/10	$1,540,557.60	$128,379.80
06/01/10 - 05/31/11	$1,581,891.60	$131,824.30
06/01/11 - 05/31/12	$1,623,225.60	$135,268.80
06/01/12 - 05/31/13	$1,664,559.60	$138,713.30
06/01/13 - 05/31/14	$1,705,893.60	$142,157.80
06/01/14 - 09/30/14	$1,747,227.60 ($582,409.20 for four months)	$145,602.30

*

Notwithstanding the foregoing, all Base Rent (but not Additional Rent) for the 8th Floor Premises, 9th Floor Premises, and 17th Floor Premises except for $5,000 per month for the period through July 31, 2004 and except for $3,000 per month for the period from August 1, 2004 through November 20, 2004 shall abate.